Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-261602 and 333-261603) and Form S-8 (No. 333-250142) of Interlink Electronics, Inc., of our report dated October 24, 2022, relating to the combined financial statements of SPEC Sensors, LLC and Affiliate, which appears in this Current Report on Form 8-K/A.

/s/ LMHS, P.C.

Norwell, MA

February 24, 2023

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